EXHIBIT 99.1

Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  July 28, 2009

Contact:  Ms. Judith Barber
 Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
$14 MILLION CAPITAL RAISING TRANSACTION

Smithtown, NY, July 28, 2009 - Smithtown Bancorp, Inc. (NASDAQ: SMTB) (the “Company,”) the parent company of Bank of Smithtown (the “Bank”), today announced that the Company and the Bank have sold $14 million principal amount of the Bank’s Subordinated Notes due July 1, 2019 (“Notes”) and warrants to purchase up to 350,000 shares of the Company’s common stock (“Warrants”) in a private placement to institutional accredited investors.  Sandler O’Neill + Partners, L.P. served as the placement agent for the transaction.  The Company and the Bank raised $5 million through the sale of similar Notes and Warrants on June 29, 2009.

The Company’s Chairman, President and Chief Executive Officer, Brad Rock, stated: “We feel that this capital raise is once again a vote of confidence by investors in our plan to continue to grow our deposits and loans.”  During the last nine months, the Company has raised more than $76 million of capital.  Mr. Rock continued: “We now feel that we have enough capital to support our plans for continued growth while maintaining a strong balance sheet.  We do not currently contemplate any additional capital offerings in the near future.”

The Notes will pay interest semi-annually at a rate of 11% per annum.  Beginning July 1, 2014, the Bank may, at its option and subject to regulatory approval, redeem some or all of the Notes.  It is anticipated that the Notes will meet the requirements for Tier II capital under applicable Federal Reserve Board guidelines.  The Warrants will carry an exercise price of $11.50 and a seven-year term.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

BACKGROUND

Smithtown Bancorp, through its wholly owned subsidiary Bank of Smithtown, had assets of more than $2.3 billion and deposits of approximately $1.8 billion as of June 30, 2009.   Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank and is the largest independent commercial bank headquartered on Long Island.  Bank of Smithtown provides financial services to individuals, families and businesses through 21 branch offices.  The stock of Smithtown Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

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FORWARD LOOKING STATEMENTS

Statements in this news release regarding Smithtown Bancorp, Inc. that are not historical facts are “forward-looking statements”.  These statements reflect management’s views of future events, and involve risks and uncertainties.  For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made.  Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements.  Except as required by law, the Company assumes no obligation to update any forward-looking statements.